EXHIBIT 10.3














































                       ELSINORE CORPORATION

                              Issuer

                               and

                     THE HOLDERS NAMED HEREIN

                               and

                   THE GUARANTORS NAMED HEREIN



                         AMENDMENT NO. 2

                    Dated as of June 30, 1995

                                TO

                NOTE AND STOCK PURCHASE AGREEMENT

                   Dated as of October 11, 1994



                            $3,000,000

                   20% Mortgage Notes due 1996

     AMENDMENT No. 2 dated as of June 30, 1995, to the NOTE AND STOCK PURCHASE AGREEMENT, dated as of October 11, 1994 (the "Note Agreement"), between Elsinore Corporation, a Nevada corporation (the "Company"), the Purchasers referred to therein and the Guarantors referred to therein. Capitalized terms used by not defined herein, shall have the meanings set forth in the Note Agreement.

                             RECITALS

     1. In accordance with Section 10.3 of the Note Agreement, the Holders of 100% of the aggregate principal amount of the Notes are hereby agreeing to amend the Note Agreement and the Notes, such amendments to become effective on the date set forth in Section 9.

     2.   The Company and the Guarantors, as authorized by Board
Resolutions, have approved the amendments to the Note Agreement contained herein.

     NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the
Securities:

     1. Section 1. Stated Maturity. The defined term "Stated Maturity" set forth in Section 1 of the Note Agreement is hereby amended by deleting the number "1996" and replacing it with the number "2000".

     2. SECTION 5.17. Section 5.17 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

     "Commencing the first fiscal quarter of 1997, the Company shall maintain a Consolidated Fixed Charges Coverage Ratio, as of the last day of each fiscal quarter, of at least 1.0 to 1, increasing to 1.15 to 1 for each fiscal quarter in 1998, 1.3 to 1 for each fiscal quarter in 1999, and 1.5 to 1 for each fiscal quarter in 2000, and shall furnish to the Holders an Officers' Certificate within 50 days after the end of each such fiscal quarter (or 95 days after the fourth fiscal quarter of any fiscal year) setting forth the calculations of this ratio and stating that the Company is in compliance with this covenant."

     3. Section 5.27. A new Section 5.27 of the Note Agreement is hereby added to the Note Agreement, as follows:

     SECTION 5.27.  Minimum Consolidated EBITDA

     "The Company shall have (a) for the six-month period ending
      June 30, 1996, Consolidated EBITDA of not less than $5,000,000 and
      (b) for the nine-month period ending September 30, 1996, Consolidated EBITDA of not less than $7,500,000."

      4. Section 7.1(i). Section 7.1(i) of the Note Agreement is hereby amended by deleting therefrom the reference to the "the Palm Springs Casino". Except as so amended, Section 7.1(i) shall remain in full force and effect.

     5. Section 7.1(j). Section 7.1 (j) of the Note Agreement is hereby amended by deleting therefrom the reference to "the Palm Springs Casino". Except as so amended, Section 7.1(j) shall remain in full force and effect.

     6. Section 9.3 Section 9.3 of the Note Agreement is hereby amended in its entirety to read as follows:

          "9.3 No Optional Right of Redemption. The Notes are not redeemable at the option of the Company prior to maturity."

     7. Section 9.,4. Section 9.4 of the Note Agreement is hereby amended in its entirety to read as follows:

          "9.4 Mandatory Redemption. The Company shall redeem all outstanding Notes on March 31, 2000."

     8. Section 9.9. The Note Agreement is hereby amended by adding the following new Section 9.9 as follows:

          "9.9 Right of Holders to Put Notes to Company. A Holder shall have the right to require the Company to redeem a Note, in whole or in part, at 100% of principal amount, together with accrued and unpaid interest, on each of March 31 and September 30 commencing in 1996 and continuing until March 31, 2000. A Holder exercising such right shall mail a notice of exercise of the put option (the "Put Notice") to the Company at least 60 days before a Redemption Date by first class mail, postage prepaid. The
           Put Notice shall identify the Notes (or part thereof) to be redeemed by the Company and the Redemption Date. On the Redemption Date, the Company shall pay the Redemption Price to the Holder and the Holder shall surrender the Notes to the Company.

     9. Exhibit A. Exhibit A to the Note Agreement shall be amended in its entirety by deleting the existing Exhibits A and replacing it with Exhibit A in the form attached hereto.

     10. .Representation and Warranties. The Company and each of the Guarantors jointly and severally represent and warrant to each Holder as of the date hereof as follows:

          10.1 Organization, Standing and Qualification.

               (a) Each of the Company and the Guarantors is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization; has all requisite power and authority to own or lease, and operate its respective properties and assets, and to carry on its respective businesses as now conducted and as proposed to be conducted.

               (b) Each of the Company and the Guarantors has all requisite corporate power and authority to enter into and perform all of its respective obligations under the Note Agreement, as amended hereby, and the other Documents to which it is a party, and to carry out the transactions contemplated by the Note Agreement, as amended hereby, or any other Document.

          10.2 Authorization of Amendment to Note Agreement

     Each of the Company and the Guarantors has taken all corporate actions necessary to authorize it to enter into and perform its respective obligations under each of the Note Agreement, as amended hereby, and the other Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Note Agreement, as amended hereby, and each of the Documents to which the Company or any of the Guarantors is a party, is a legal, valid and binding obligation of the Company or such Guarantor, as the case may be, enforceable against the Company or such Guarantor, as the case may be, in accordance with its terms, except as such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter affecting creditors' rights and remedies generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).


          10.3 No Violation

               (a) Except with respect to defaults to be waived by the Holders pursuant to a Wavier of Compliance dated the date hereof, and defaults identified with respect to the 1993 Notes in an Information Statement dated June 16, 1995, neither the Company nor any Guarantor is (i) in violation of its respective Charter Documents, or (ii) in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any indenture, mortgage, deed of trust or any other agreement or instrument to which any of them is a party other than such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except with respect to defaults to be waived by the Holders pursuant to a Waiver of Compliance dated the date hereof, and defaults identified with respect to the 1993 Notes in an Information Statement dated June 16, 1995, there exists no condition that, with the passage of time or otherwise, would constitute (i) a violation of such Charter Documents, or (ii) a default under any such document or instrument or result in the imposition of any penalty or the acceleration of any indebtedness or other obligation other than such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

               (b) Neither the execution or delivery by the Company or any Guarantor of this Amendment, the performance by the Company or the Guarantors of any of their obligations pursuant to the Note Agreement, as amended hereby, and the other Documents, nor the consummation of the transaction contemplated hereby or thereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained) under, result in the imposition of any penalty, or result in the imposition of a Lien (other than Liens permitted under the Note Agreement and the 1993 Indenture) on any properties of the Company or any of the Guarantors or any acceleration of indebtedness or other obligation pursuant to, (i) the Charter Documents of the Company or such Guarantors, (ii) any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or such Guarantors are a party or by which any of them is bound or to which any of the property or assets of the Company or such Guarantors is subject, or (iii) any applicable law.

     11. Effective Date; Conditions: This Amendment shall become effective on the date (the "Effective Date") that the Supplemental Indenture No. 3 to the Indenture, substantially in the form attached as Exhibit B to the Information Statement dated June 16, 1995, as supplemented by a Supplemental Information Statement dated June 23, 1995 (the "Information Statement") is executed and delivered by the Trustee, the Company, and the Guarantors, and the Waiver of Compliance, substantially in the form attached as Exhibit A to the Information Statement, is executed and delivered by the Trustee, provided that such date is before July 31, 1995 and that on such date the following conditions shall have been satisfied:

          11.1. The Holders shall have received from Ernest E. East, General Counsel to the Company, and Lionel, Sawyer & Collins, counsel to the Company and the Guarantors, an opinion dated the Effective Date with respect to the transactions contemplated hereby, with opinion shall be in form and substance satisfactory to the Holders.

          11.2 The representation and warranties of the Company and the Guarantors contained herein shall be true and correct in all respects at and as of the Effective Date. There shall exist at and as of the Effective Date (after giving effect to the transactions contemplated by the note Agreement, as amended hereby, and the other Documents) no Default or Event of Default.

          11.3 The Company and the Guarantors shall have duly authorized, executed, acknowledged, delivered, filed, registered and recorded such Documents, including amendments to Security Documents and financing statements, as the Holders may have requested in order to perfect or maintain the perfection of the security interests and encumbrances created pursuant to the Documents.

          11.4 Amended and restated Notes and Guarantees in the form of Exhibit A to the Note Agreement, as amended hereby, shall have been duly executed by the Company and Guarantors and delivered to the Holders upon surrender of the Holders' existing Notes.

          11.5 The Company shall furnish the Holders with a certificate, signed by the President or Vice President of the Company stating that the conditions set forth in this Section 11 have been satisfied.

          11.6 Holders of the Company's 7.5% Convertible Subordinated Notes due December 31, 1996 (the "Subordinated Notes") shall have entered into an agreement with the Company consenting to the deferral of amortization payments on the Subordinated Notes as set forth in the Information Statement.

     12. Registration. Within 30 days of the Effective Date, the Company and the Guarantors shall file with the Securities and Exchange Commission one or more registration statements or amendments to previously filed registration statements to register (i) the Notes to be issued pursuant to the Exchange Offer in accordance with the Registration Rights Agreement, and (ii) the Shares pursuant to the Shares Registration Rights Agreement. Failure by the Company to comply will be an Event of Default under the Note Agreement.

     13. Expenses. Whether or not this Amendment becomes effective on the Effective Date, the Company shall pay all reasonable expenses of the Holders relating to this Amendment and the Waiver of Compliance dated the date hereof, including reasonable fees and charges and disbursements of Ropes
& Gray and any local counsel the Holders may employ.

                            SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first written above.

PURCHASERS:                   PUTNAM DIVERSIFIED INCOME TRUST,
                              PUTNAM HIGH INCOME CONVERTIBLE
                              AND BOND FUND, PUTNAM MASTER
                              INTERMEDIATE INCOME TRUST, PUTNAM
                              MANAGED HIGH YIELD TRUST, PUTNAM
                              CAPITAL MANAGER TRUST - PUTNAM
                              DIVERSIFIED INCOME FUND


                              By:

                              Title:



ISSUER:                       ELSINORE CORPORATION


                              By:      Thomas E. Martin
                               Name: Thomas E. Martin
                              Title:   President


GUARANTORS:                   PINNACLE GAMING CORPORATION
                              (FORMERLY ELSUB II, INC.)


                              By:      Thomas E. Martin

                              Name: Thomas E. Martin
                              Title:   President

                              ELSUB MANAGEMENT CORPORATION


                              By:      Thomas E. Martin
                              Name: Thomas E. Martin
                              Title:   President

                              FOUR QUEENS, INC.


                              By:      Thomas E. Martin
                              Name: Thomas E. Martin
                              Title:   President


                              FOUR QUEENS EXPERIENCE CORPORATION


                              By:       Thomase E. Martin
                              Name: Thomas E. Martin
                              Title:   President


                              EAGLE GAMING, INC.


                              By:      Thomas E. Martin
                              Name: Thomas E. Martin
                              Title:   President


                              ELSINORE TAHOE, INC.


                              By:      Thomase E. Martin
                              Name: Thomas E. Martin
                              Title:   President


                              ELSINORE-MISSOURI GAMING, INC.


                              By:      Thomase E. Martin
                              Name: Thomas E. Martin
                              Title:   President

                              PALM SPRINGS EAST LIMITED PARTNERSHIP


                             By: ELSUB MANAGEMENT CORPORATION,
                                       its general partner


                              By:      Thomas E. Martin
                              Name: Thomas E. Martin
                              Title:   President


                              OLYMPIA GAMING CORPORATION


                              By:       Thomas E. Martin
                              Name: Thomas E. Martin
                              Title:   President